Exhibit 99.1

DISCOVER FINANCIAL SERVICES NAMES NEW CHIEF FINANCIAL OFFICER

Riverwoods, IL, April 4, 2011 – Discover Financial Services (NYSE: DFS) today announced that R. Mark Graf, 46, has been named executive vice president, chief financial officer and chief accounting officer. Graf will oversee Discover’s financial operations, including treasury, accounting, investor relations and all financial reporting functions. He will report directly to David Nelms, chairman and chief executive officer for Discover.

Graf was most recently an investment advisor with New York-based Aquiline Capital Partners, a private equity firm specializing in investments in the financial services industry. Prior to that, he was a partner at Barrett Ellman Stoddard Capital from 2006 to 2008. Graf was executive vice president and chief financial officer for Fifth Third Bank from 2004 to 2006, after having served as its treasurer from 2001 to 2004.

“Mark’s track record of leadership and deep expertise in banking and financial services make him a strong addition to our senior team,” Nelms said. “As Discover continues to grow and develop our markets, Mark’s contributions and perspective will be invaluable.”

“I look forward to joining Discover,” Graf said. “They have established an impressive track record of managing the business during some challenging times, which has positioned them well to capitalize on the opportunities ahead.”

Graf will succeed Roy Guthrie, who has served as CFO for six years. Guthrie will remain with Discover to help ensure a smooth transition period.

“We are grateful for Roy’s tremendous contributions and steady guidance, and we wish him the very best in retirement,” Nelms said.

Graf will begin his new role at Discover April 11.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company operates the Discover card, America’s cash rewards pioneer, and offers personal and student loans, online savings accounts, certificates of deposit and money market accounts through its Discover Bank subsidiary. Its payment businesses consist of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation’s leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discoverfinancial.com.

Media Contact

Jon Drummond

jondrummond@discover.com

(224) 405-1888